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                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669


                            PRICING SUPPLEMENT NO. 22
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                                MEDIUM-TERM NOTES
                              (Floating Rate Note)
                    (Due One Year or More from date of issue)


Designation:
Floating Rate                                             Original Issue Date:
Medium-Term Notes                                            October 21, 1998
due October 21, 1999

Principal Amount:  $100,000,000                           Maturity Date:
                                                             October 21, 1999

Issue Price (as a percentage of                           Regular Record Dates:
Principal Amount):  100%                                  Fifteenth calendar day
                                                          whether or not a
Interest Rate Base: LIBOR (3 MONTH)                       Business Day prior to
                                                          the corresponding
Spread: MINUS 3.5 basis points                            Interest Payment Date
(-0.035%)

Initial Interest Rate:   5.165%

Interest Payment Dates: January 21, 1999, April 21, 1999, July 21, 1999 and the Maturity Date.

Commission or Discount (as a percentage of Principal
Amount): 0.00%
                                                          Interest Reset Dates:
                                                          Each Interest Payment
CUSIP:  459 20Q BP8                                       Date (other than the
                                                          Maturity Date)
Index Maturity:   3 month


Designated LIBOR Page:                                    Interest Reset Period:
Telerate Page 3750                                        Quarterly


Interest Determination Dates: Second London Banking Day preceding each Interest Reset Date

Form of Note: [X] Book-Entry
              [ ] Certificated

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     This is a Pricing Supplement. It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific pricing and other information prudent investors want to know about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent its terms differ from those already described in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate which is reset on the Interest Reset Dates which have been listed above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for Three (3) month LIBOR MINUS a Spread of three and one-half basis points (0.035%).

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first day before that date which is a Business Day.

     A "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a 'London Banking Day').

     We have capitalized other terms in this document. If they are not defined specifically here, those terms have have the same meanings we have already given to them in the Prospectus Supplement and Prospectus.

 PLAN OF DISTRIBUTION

     We are selling the Notes to Chase Securities Inc. We will be receiving 100% of the Principal Amount on the Original Issue Date. In turn, Chase Securities Inc. will be reselling the Notes to one or more investors at varying prices, which prices may be dependent on market conditions.


Dated: October 16, 1998